                                                                      Exhibit 99



INFORMATION REQUIRED BY THE OSLO STOCK EXCHANGE FOR NORWEGIAN DOMICILED HOLDERS OF COMMON SHARES AND HOLDERS OF COMMON SHARES WITH A REGISTERED ADDRESS IN NORWAY IN ADDITION TO THE INFORMATION STATED IN THE STOLT-NIELSEN S.A. OFFERING CIRCULAR DATED 21 JANUARY 2000, THE RELATED LETTER OF TRANSMITTAL AND THE ANNUAL REPORT ON FORM 20-F AND REPORT ON FORM 6-K INCORPORATED BY REFERENCE THEREIN.

The following information is required by the Oslo Stock Exchange for Norwegian domiciled holders of Common Shares and holders of Common Shares with a registered address in Norway in addition to the information stated in the Stolt-Nielsen S.A. Offering Circular dated 21 January 2000, the related Letter of Transmittal and the Annual Report on Form 20-F and Report on Form 6-K incorporated by reference therein. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Offering Circular.

1.         STATEMENT OF RESPONSIBILITY OF BOARD OF DIRECTORS

The directors of Stolt-Nielsen S.A. acknowledge responsibility for the information contained in the Norwegian prospectus comprising the Offering Circular dated 21 January, 2000, Letter of Transmittal dated 21 January 2000, Form 20-F as filed with the Securities and Exchange Commission for the fiscal year ended 30 November, 1998 and Form 6-K as filed with the Securities and Exchange Commission on 13 October,1999 and this document dated 28 January 2000 and confirm to their best knowledge and belief that the factual information in this document is in material accordance with the facts and does not omit anything likely to affect the material importance of such information.

/s/ Jacob Stolt-Nielsen                      /s/ Carroll N. Bjornson
--------------------------------             --------------------------------
Jacob Stolt-Nielsen                          Carroll N. Bjornson
Chairman of the Board                        Director


/s/ Philip W. Darwin                         /s/ Erling C. Hjort
--------------------------------             --------------------------------
Philip W. Darwin                             Erling C. Hjort
Director                                     Director


/s/ Tadatoshi Mamiya                         /s/ Christer Olsson
--------------------------------             --------------------------------
Tadatoshi Mamiya                             Christer Olsson
Director                                     Director


/s/ Jacob B. Stolt-Nielsen                   /s/ Niels G. Stolt-Nielsen
--------------------------------             --------------------------------
Jacob B. Stolt-Nielsen                       Niels G. Stolt-Nielsen
Director                                     Director

2.         WHERE THE OFFER CAN BE ACCEPTED

This issue is described fully in the section of the Offering Circular entitled "The Exchange Offer - Procedure for Exchanging Common Shares". The Exchange Offer may only be accepted by delivery of the Letter of Transmittal or Agent's Message and other required documents to the Exchange Agent, First Chicago Trust Company of New York, and may therefore not be accepted in Norway. See further description in the Letter of Transmittal (blue copy) which must be completed in accordance with the instructions therein.


3.         REGISTER OF CLASS B SHARES IN THE VERDIPAPIRSENTRALEN SYSTEM

If a tendering holder of Common Shares wishes to receive Class B Shares in exchange therefor and such holder does not have an account in the Verdipapirsentralen System (VPS), such an account must be opened before the new Class B Shares are registered and listed on the Oslo Stock Exchange. The dividends with respect to Class B Shares registered in the VPS will be disbursed on such account. In the Letter of Transmittal the holders of Common Shares who wish to accept the offer shall choose whether ADSs or Class B Shares shall be issued in exchange. If Class B Shares are chosen, your VPS account number and name must be stated.


4.         THE RIGHT OF WITHDRAWAL

Rule 13e-4 (f) under the US Securities Exchange Act of 1934 requires that the Company must permit withdrawal of tendered Common Shares both (i) at any time during the period the Exchange Offer is open (i.e., until the Exchange Offer expires on 18 February, 2000, unless the Exchange Offer is extended) and (ii) after the expiration of 40 business days from the commencement of the Exchange Offer (i.e., 18 March, 2000), if the Company has not yet accepted the Common Shares for exchange.


5. AUTHORISED SHARE CAPITAL - AUTHORISATION TO THE BOARD OF DIRECTORS TO ISSUE NEW SHARES

The Company has authorised share capital consisting of the following:

-        60,000,000 Common Shares, no par value
-        60,000,000 Class B Shares, no par value
-        15,000,000 Founder's Shares, no par value

As of 30 November,1999, the issued share capital of the Company consisted of
31.280.438 Common Shares, 30.974.974 Class B Shares and 7.820.109 Founder's Shares. According to the Company's Articles of Incorporation, The Board of Directors is entitled to issue new Class B Shares, Common Shares and Founder's Shares up to the limit of authorised capital set forth above. Shareholders have waived all pre-emptive rights regarding the issue of new shares.

The Board of Directors may also issue convertible loans within the limits of the authorised share capital. The Board has, as of this date, not issued any such convertible loans.


6.         HOW THE TRANSACTION IS CARRIED OUT TECHNICALLY

The Exchange Offer is subject to an approval by an extraordinary meeting of shareholders of an amendment to the Company's Articles of Incorporation to authorise the Board of Directors to effect the conversion of Common Shares into Class B Shares. The Mandatory Conversion of Class B Shares into Common Shares is already possible under the current Articles.

Technically the conversion will take place as follows:

The Board of Directors will, in the register of shareholders, effect the cancellation entry of the Common Shares properly tendered and accepted for exchange, and will cause the entry to be made into the relevant register of Class B Shares for the same amount of shares but of Class B Shares instead of Common Shares.

As a result of this conversion, the total number of Common Shares will be reduced and the total number of Class B Shares will be consequentially increased. However, the total number of shares irrespective of class will not change and the corporate capital of the Company will not change as a result of the conversion.

The Board of Directors will effect the Mandatory Conversion in exactly the same way and will cause the cancellation of the entries to be made with respect to the Class B Shares and will cause new entries to be made for the same number of shares in the register of the Common Shares. This does not change the mechanism but may just reduce the number of Class B Shares subject to the mandatory conversions.

The changes to the number of Class B Shares and Common Shares will be recorded in a notarial statement. The changes of the numbers in the three different share classes will consequentially amend the Articles of Incorporation where the number of issued Common Shares, Class B Shares and Founder's Shares are reflected.

Upon the terms and subject to the conditions of the Exchange Offer, the acceptance of Common Shares validly tendered pursuant to the Exchange Offer and the delivery of the Class B Shares in exchange therefor will be made promptly after the Expiration Date. See "The Exchange Offer - Acceptance of Common Shares for Exchange; Delivery of Class B Shares" in the Offering Circular.

Holders of Class B Shares issued in the Exchange Offer will be entitled to any dividends payable to holders of record of Class B Shares following consummation of the exchange offer.

Shareholders will not have any rights to transfer new Class B Shares issued in the Exchange Offer before the Board of Directors has completed the conversion from Common Shares.

7. SHARES IN STOLT-NIELSEN S.A OWNED BY STOLT-NIELSEN S.A. OR ITS SUBSIDIARIES

Stolt-Nielsen Transportation Group (SNTG), a wholly owned subsidiary owns 1,921,905 Common Shares and 5,766,905 Class B Shares. These shares are the only shares in the Company held by the Company or its subsidiaries. The Common Shares and Class B Shares have no par value. An overview of the Common Shares and Class B Shares is shown below in a tabular form:

DATE            TOTAL      TOTAL        EVENT/TRANSACTION TO        INCREMENT OF SHARES
                NUMBER     NUMBER          ACQUIRE SHARES                ACQUIRED
                COMMON     CLASS B
                SHARES     SHARES
---------      --------   --------
Nov.30.88             0         --

Nov.30.89       204,500         --      Open Market Purchases          204,500  Common

Nov.30.90       488,590         --      Open Market Purchases          284,090  Common

Nov.30.91        49,171         --      Open Market Purchases            6,581  Common

Nov.30.92       531,205         --      Open Market Purchases           36,034  Common

Nov.30.93       521.205         --      Issuance  of Treasury Stock    (10,000) Common

Nov.30.94       521,205         --

Nov.30.95       771,205         --      Open Market Purchases          250,000  Common

Nov.30.96     1,581,205  5,607,605      Class B Share Distribution     385,603  Class B

                                        Conversion of Class B          310,000  Common/
                                        Shares to Common Shares       (310,000) Class B

                                        Shares Received in Stolt     5.814,334  Class B
                                        Partner Merger

                                        Issuance of Treasury Stock    (282,332) Class B
                                        as consideration in
                                        Acquisition of Cocoon AS


                                        Open Market Purchases          500,000  Common

Nov.30.97     1,586,905  5,607,605      Open Market Purchases            5,700  Common

Mar.31.98/
Apr.04.98     1,809,405  5,607,605      Open Market Purchases          222,500  Common

May.31.98     1,809,405  5,607,605                 --                       --

Aug.31.98     1,921,905  5,766,905      Open Market Purchases          112,500  Common
                                                                       159,300  Class B

Since 1 December, 1997, SNTG has purchased a total of 335,000 Common Shares in open market purchases. Of these, (i) 222,500 Common Shares were purchased during the first fiscal quarter of 1998 at prices ranging from a high of $ 22.92 per share to a low of $ 18.88 per share, with an average purchase price of $ 20.51 per share, and (ii) 112,500 Common Shares were purchased during the third fiscal quarter of 1998 at prices ranging from a high of $ 18.63 per share to a low of $ 17.13 per share, with an average purchase price of $18.05 per share.

Since 1 December,1997, SNTG has purchased a total of 159,300 Class B Shares on open market purchases. All of the 159,300 Class B Shares were purchased during the third fiscal quarter of 1998 at prices ranging from a high of $15.96 per share to a low of $10.63, with an average price of $14.02 per share.

The last annual shareholders meeting of the Company dated 15 April 1999 authorised the Board of Directors to grant authorisations to subsidiaries of the Company to buy back shares in the Company.

The General Meeting resolved:

           "TO AUTHORIZE THE COMPANY, OR ANY WHOLLY-OWNED SUBSIDIARY TO PURCHASE COMMON SHARES AND CLASS B SHARES OF THE COMPANY, FROM TIME TO TIME IN THE OPEN MARKET AND PRIVATELY NEGOTIATED TRANSACTIONS, AT A PRICE REFLECTING SUCH OPEN MARKET PRICE AND ON SUCH OTHER TERMS AS SHALL BE DETERMINED BY THE BOARD OF DIRECTORS OF THE COMPANY, PROVIDED SUCH PURCHASES ARE IN CONFORMITY WITH ARTICLE 49-2 OF THE LUXEMBOURG COMPANY LAW, SUCH AUTHORIZATION BEING GRANTED FOR PURCHASES COMPLETED ON OR BEFORE MAY 31, 2000."

The Board has of this date not granted such authorisations. Previous share acquisitions by SNTG as described in this section have been based on corresponding general meeting resolutions.

8.         OVERVIEW OF THE SALES VOLUME OF THE LAST THREE YEARS

The average daily volume traded of the Company's shares for the last three years is shown in tabular form below.

                                   NASDAQ                    NASDAQ ADSS                OSLO STOCK EXCHANGE
                               COMMON SHARES          CLASS B SHARES EQUIVALENT            CLASS B SHARES
                               -------------          -------------------------         -------------------
           2000                   68 843                                 18 040                      10 210
 (Nov.01.99 to Jan.20.00)
          1999*                   35 416                                 23 679                      17 703
          1998*                   41 794                                 31 379                      12 831
          1997*                   31 814                                 35 441                      23 414


* - Fiscal Year (Nov.30 year end)


9.         WITHHOLDING TAX ON DIVIDEND IN LUXEMBOURG FOR NORWEGIAN SHAREHOLDERS

There is no withholding tax in Luxembourg for Norwegian shareholders.

10.        THE NAME AND ADDRESS OF THE AUDITOR

Arthur Andersen 1 Surrey Street, London Wc2R, 2PS, England is the auditor of the company. The Luxembourg address is 6 Rue Jean Monnet, L-2180 Luxembourg.


11.        ADDITIONAL INFORMATION


11.1       LEGAL PROCEEDINGS

The Company refers to its half-year results, contained in its Report on Form 6-K (filed with the United States Securities and Exchange Commission on 9 November
1999), at note 5 to the unaudited consolidated financial statements, page 8 (Contingencies) where the status of certain legal proceedings concerning is described. The Company confirms that this statement is still applicable.


11.2       YEAR 2000 ISSUES

In 1997, the Company established a company-wide initiative to identify, evaluate, and address Year 2000 issues covering the information technology systems and applications used in its three businesses. In addition, the project included a review of the Year 2000 compliance efforts of key suppliers, customers, and other principal business partners. While the scope of the project was broad, it was structured in such a way as to identify and prioritize efforts on critical systems, network elements and products, and key business partners. To date, the Company has not experienced significant systems problems relating to the turn of the millennium. However, there can be no assurances that the Company, or its suppliers, customers or other principal business partners will not experience significant systems problems during fiscal 2000 or thereafter, nor whether such problems, if they occur, could have a material adverse effect on the Company's operations.

The Company incurred approximately $1.2 million in expenses through the end of fiscal 1999 in connection with the efforts on Year 2000 issues. The Company, at this time, does not anticipate any significant costs in fiscal 2000 or thereafter relative to Year 2000 compliance.


11.3       COMPENSATION

The Company does not have officers, but certain persons employed by its subsidiaries perform executive and administrative functions for the combined business of the Company's subsidiaries. The aggregate annual compensation paid to the seven officers, excluding non-executive directors, performing such executive functions for the Company for the fiscal year ended 30 November, 1999 (including profit sharing awards and certain benefits) was $3,464,195. In addition, $68,333 was contributed on behalf of such officers to defined contribution pension plans maintained by the Company and its subsidiaries. During 1999, The Company's executive directors received no compensation for their services as such, but received reimbursement of their out-of-pocket expenses. The non-executive directors, with the exception of NYK's nominated director, received an aggregate fee of $100,000 plus expenses.

PROFIT SHARING PLAN
The Company has a Profit Sharing Plan, which pays 10% of the net profit of SNTG (after specified adjustments) to the majority of the employees world-wide of SNTG other than those covered by collective bargaining agreements. Separate Profit Sharing Plans are maintained by Stolt Comex Seaway S.A. (SCS) and Stolt Sea Farm (SSF). Under each such plan, the determination of an employee's individual award is based on performance, salary, and overall contribution to the business. SNTG's and SSF's Profit Sharing Plan is administered by a Compensation Committee appointed by the Company's Board of Directors. The SCS Profit Sharing Plan is administered by a Compensation Committee appointed by SCS's Board of Directors. For the fiscal year ended 30 November, 1999, no monies were paid by the SNTG and SSF Profit Sharing Plans, respectively, to its officers and employees while the SSF Profit Sharing program paid $1 million of which $125,000 of this amount was paid to those officers performing executive and administrative functions.


11.4 FINANCING (ALL FIGURES ARE UNAUDITED)

Short-Term Bank Loans -- Loans payable to banks, which amounted to $34.1 million at November 30, 1999, consist principally of drawdowns under bid facilities, lines of credit and bank overdraft facilities. Amounts borrowed pursuant to these facilities bear interest at rates ranging from 5.9% to 8.1%. The weighted average interest rate was 7.0% for the year ended November 30, 1999.

As of November 30, 1999, the Company had various credit lines, including committed lines ranging through 2005 totalling $704.9 million, of which $570.7 million was available for future use. Of the amounts drawn down under these facilities, $100.0 million has been classified as long-term debt as the Company does not intend to repay this amount within one year.

Subsequent to November 30, 1999, SCS agreed with Den norske Bank ASA for a $150 million bridging facility with a duration of 364 days and an interest rate of LIBOR plus 1.1875%. This facility is expected to be put in place during February 2000 and is expected to be refinanced during the year.


Long-term Debt -- Long-term debt as of November 30, 1999 consisted of the following:


===============================================================
(in thousands)                                            1999
---------------------------------------------------------------
Senior unsecured notes
   On 11/30/99 interest rates ranged
   from 6.96% to 10.07%,
   maturities vary through 2013                        $538,571
Preferred ship fixed rate mortgages
   On 11/30/99 fixed interest rates ranged
   from 5.42% to 8.74%, maturities vary
   through 2013                                         330,572
Preferred ship variable rate mortgages
   On 11/30/99 interest rates ranged from
   4.49% to 6.59%, maturities vary through
   2007                                                  63,321
Economic development and other bonds
   On 11/30/99 interest rates ranged from
   4.40% to 4.70%, maturing in 2014 and
   2018                                                  34,600
Bank and other notes payable                            211,403
---------------------------------------------------------------
                                                      1,178,467
Less - current maturities                              (61,718)
---------------------------------------------------------------
                                                     $1,116,749
---------------------------------------------------------------

Long-term debt is denominated primarily in U.S. dollars, with $8.2 million denominated in other currencies as of November 30, 1999.

Annual principal repayments of debt for the five years subsequent to November 30, 1999 and thereafter are as follows:

================================================================================
(in thousands)
--------------------------------------------------------------------------------
2000                                              $  61,718
2001                                                 59,104
2002                                                199,119
2003                                                134,157
2004                                                130,496
Thereafter                                          593,873
--------------------------------------------------------------------------------
                                                  $1,178,467
================================================================================

Agreements executed in connection with certain debt obligations require that the Company maintain defined financial ratios and also impose certain restrictions relating, among other things, to payment of cash dividends, and purchases, redemptions, etc., of capital. Certain of the debt is secured by mortgages on vessels, tank containers, terminals, and seafood facilities with a net book value of $786.6 million as of November 30, 1999.

Subsequent to November 30, 1999, the Company has secured two additional ship variable mortgages for a total of $111.8 million at interest rates ranging from LIBOR plus 0.30% to LIBOR plus 0.60% with maturities through 2014.

Leases -- As of November 30, 1999 the Company was obligated to make payments under long-term operating lease agreements for tankers, land, terminal facilities, tank containers, barges, construction support, diving support, survey and inspection ships, equipment and offices. Certain of the leases contain clauses requiring payments in excess of the base amounts to cover operating expenses related to the leased assets. Minimum annual lease commitments and sub-lease revenues under agreements which expire at various dates through 2026, and which are payable in various currencies are as follows:

================================================================================
(in thousands)
--------------------------------------------------------------------------------
1999                                             $ 96,127
2000                                              133,010
2001                                               31,281
2002                                                8,975
2003                                                4,499
Thereafter                                          8,514
--------------------------------------------------------------------------------
                                                  282,406
Less - sub-lease revenues                         (10,725)
--------------------------------------------------------------------------------
                                                 $271,681
================================================================================

Rental and charter hire expenses under operating lease agreements for the year ended November 30, 1999 were $110.0 million net of sub-lease income of $1.5 million.